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NEWS RELEASE

                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE:

                   HEALTH CARE AND RETIREMENT CORPORATION AND
           MANOR CARE, INC. ANNOUNCE STOCKHOLDER APPROVALS OF MERGER

TOLEDO, Oh. and GAITHERSBURG, Md. -- Sept. 24, 1998 -- Health Care and Retirement Corporation (NYSE-HCR) and Manor Care, Inc. (NYSE-MNR) announced that at separate special meetings of their respective stockholders held today that the stockholders of HCR approved the Amended and Restated Agreement and Plan of Merger by and among HCR, Manor Care and Catera Acquisition Corp., a wholly owned subsidiary of HCR and the transactions contemplated by the Merger Agreement, and the stockholders of Manor Care approved the Merger Agreement and the transactions contemplated by the Merger Agreement. As a result of the Merger, Manor Care will become a wholly owned subsidiary of HCR. The combined company will immediately be renamed HCR Manor Care, Inc. The shares of HCR Manor Care will continue to trade under the symbol HCR.

HCR and Manor Care anticipate that the Merger will be consummated on Friday, Sept. 25, 1998. Under the terms of the Merger Agreement, each share of Manor Care Common Stock will be exchanged for one share of HCR Manor Care Common Stock as soon as reasonably practicable after the consummation of the Merger.

The above statements include forward-looking statements. HCR and Manor Care caution investors that any forward-looking statements made by either of them are not guarantees of future performance. Numerous factors exist which in some cases have caused, and in the future may cause, results to differ materially from such forward-looking statements.

Contact: Geoffrey G. Meyers of Health Care & Retirement Corporation, 419-252-5345; or Kimberly A. Holland of Manor Care, Inc., 310-979-4000; or Daniel H. Burch, 212-929-5748, or Larry Dennedy, 212-929-5239, both of MacKenzie Partners, Inc.